                           NATURAL HEALTH TRENDS CORP.

              ANNOUNCES THIRD QUARTER AND NINE MONTHS 2005 RESULTS

                       QUARTERLY SALES REACHED $58 MILLION
                     CONFERENCE CALL TODAY AT 4:15 P.M. EST

DALLAS, TX, NOVEMBER 15, 2005 -- Natural Health Trends Corp. (NASDAQ NMS: BHIP), an international direct-selling company, today announced its financial results for the third quarter ended September 30, 2005 and preliminary results from its Audit Committee investigation.

Financial Results

Net sales in the third quarter of 2005 were approximately $58.1 million, up 43% from the $40.5 million for the comparable period a year ago. For the nine months ended September 30, 2005, net sales rose 56% to approximately $150.8 million compared to $96.9 million for the same period during 2004.

For the third quarter of 2005, the Company recorded net income of approximately $0.1 million, or $0.01 per fully diluted share.

The growth in sales was largely due to significant increase in the Hong Kong-based business, which recorded approximately $37.7 million net sales in the three months ended September 30, 2005, up from $23.8 million during the comparable period last year. Sales growth in 2005 over 2004 was also attributable to a 5% product price increase in January 2005 and an increase in the number of independent distributors. As of September 30, 2005, the operating subsidiaries of Natural Health Trends Corp. had approximately 169,000 active distributors, compared to 133,000 at the end of 2004 and 101,000 a year ago.

At the end of the third quarter, the Company had on its balance sheet deferred revenue of approximately $13.5 million of which $4.9 million pertained to product orders and $7.1 million to enrollment package revenue. During April 2005, the Company launched a new product line, Gourmet Coffee Cafe, with its coffee machines, coffee and tea pods, in the North American market. Since the Gourmet Coffee Cafe is a very different product than the Company's other products, relevant accounting rules require that none of the revenue generated from the sale of the coffee machines be recognized until sufficient experience on the product has been established. As a result, deferred revenue also includes approximately $1.5 million of Gourmet Coffee Cafe product shipped through September 30, 2005.

Gross profit margin for the third quarter was 77.6% of revenue, versus 78.1% for the same period a year ago. The percentage of revenue declined over a year ago, mainly due to significant revenue being deferred from the second into the third quarter a year ago related to the Hong Kong market. Gross margin in the third quarter improved from the 75.1% in the second quarter as the Company is in the process of reducing certain duplicated logistic processes for our Hong Kong-based business.

Distributor commissions were 50.1% of net sales for the three months ended September 30, 2005 compared with 43.0% of net sales for the same period in the prior year. A year ago, due to special events in Hong Kong that occurred in the second quarter, approximately $6 million of the revenue recognized in the third quarter had its associated commissions already recorded in the second quarter. Distributor commissions of 50.1% in the third quarter were lower than the 55.3% in the second quarter, mainly due to scaling back local promotional programs in Hong Kong.

Selling, general and administrative expenses ("SG&A") were approximately $15.1 million or 26.0% of net sales for the three months ended September 30, 2005 compared with approximately $8.3 million or 20.5% of net sales for the same period in the prior year. This increase of approximately $6.8 million or 82% was mainly attributable to additional marketing-related expenses primarily in Eastern Europe ($1.6 million) and Hong Kong/China ($2.3 million), preparing the opening of new markets in Mexico and Japan ($1.6 million) and higher professional fees and personnel costs in North America ($1.3 million). SG&A are expected to continue to increase in the fourth quarter driven by the opening of the Japanese operations.

Robert H. Hesse, the Interim Chief Executive Officer of Natural Health Trends Corp., said "In the third quarter, we are pleased with the progress of improved profit margin by reducing duplicated logistic process and promotional costs in Hong Kong as we have promised."

The revenue increase for the first nine months of 2005 over a year ago was due to growth in Hong Kong, the anticipated opening of the Japanese office, and additional sales from our KGC subsidiary and Lexxus business in North America.

Gross profit was 77.7% of net sales for the nine months ended September 30, 2005 compared with 77.3% of net sales for the same period in the prior year. This margin increase in gross profit percentage was primarily driven by the 5% price increase as well as the elimination of the commissions paid to MarketVision Communications Corp. after its acquisition by the Company on March 31, 2004.

SG&A were approximately $36.7 million or 24.3% of net sales for the nine months ended September 30, 2005 compared with approximately $22.5 million or 23.2% of net sales for the same period in the prior year. The increase of approximately $14.2 million was due to increased marketing in Eastern Europe by our KGC subsidiary and in North America, higher professional fees and personnel cost in North America, preparing the opening of new markets in Mexico and Japan, and increased personnel costs in Hong Kong.

Mr. Hesse said, "Our strong sales momentum continued in the third quarter. As a cautionary note, we should point out that we are not immune to the uncertainty created by China's pending adoption of the direct selling laws, as other direct selling companies have experienced. The opening of our Japanese operations is our most important event in the fourth quarter, and we are expecting a significant impact from the beginning."

Investigation Results

As previously disclosed, the Company's Audit Committee of the Board of Directors initiated an investigation in August 2005 regarding allegations of misconduct by Messrs. Mark Woodburn and Terry LaCore asserted by an unrelated third party arising out of a lawsuit involving Mr. LaCore and such unrelated third party.

On November 10, 2005, an independent investigator retained by the Company's Audit Committee learned that an entity controlled by Messrs. Woodburn and LaCore received payments from an independent distributor of the Company's products during 2001 through August 2005. The Company believes that Messrs. Woodburn and LaCore received from such independent distributor a total of approximately $1.4 million and $1.1 million, respectively. The Company believes that the fees paid by the Company to such independent distributor were not in excess of the amounts due under the Company's regular distributor compensation plan.

Approximately $2.4 million of the funds paid by the independent distributor to Messrs. Woodburn and LaCore were paid at the direction of Messrs. Woodburn and LaCore to an entity that is partially owned by Mr. Woodburn's father and Randall
A. Mason, a member of the Company's Board of Directors and Chairman of the Company's Audit Committee. The funds were subsequently paid to an entity controlled by Messrs. Woodburn and LaCore at their direction. The Company believes that Mr. Mason was unaware that these payments were directed by Messrs. Woodburn and LaCore to an entity partially owned by him until uncovered by the Audit's Committee's independent investigator on November 10, 2005. Further, the Company believes that Mr. Mason received no pecuniary benefit from the payments made by the independent distributor. Since payments were directed into an entity that is partially owned by Mr. Mason, he no longer can be considered "independent" in accordance with the rules of The Nasdaq Stock Market and under the federal securities laws. Therefore, effective November 11, 2005, Mr. Mason resigned as Chairman and a member of the Company's Audit Committee. Mr. Mason remains as a director.

On November 14, 2005, in light of the information learned by the Company's Audit Committee on November 10, 2005, the Company has terminated the employment of each of Messrs. Woodburn and LaCore. No severance has been paid by the Company to Messrs. Woodburn and LaCore and the Company is investigating claims of action against them.

In addition, a loan made by the Company under the direction of Mr. Woodburn in the aggregate principal amount of $256,000 in February 2004 was previously recorded as a loan to a third party. On November 10, 2005, the Audit Committee investigator learned that the Company actually loaned the funds to an entity owned and controlled by the parents of Mr. Woodburn. The loan was repaid in full, partially by an entity controlled by a third party and partially by an entity controlled by Mr. Woodburn in December 2004.

The Audit Committee's investigation is ongoing and the Company is seeking additional independent directors for its Board of Directors and the committees thereof. The Company intends to amend certain disclosures in previous filings with the Securities and Exchange Commission related to payments made by the independent distributor to Messrs. Woodburn and LaCore and to re-characterize the loan made by the Company to the entity controlled by Mr. Woodburn's parents.

Mr. Hesse said, "As soon as we confirmed the improprieties committed by Mark and Terry, the Company acted as soon as possible to discipline them to protect the Company's best interest. We feel strongly that the right ethical tone has to be set from the top. Meanwhile, we believe that the Company has a strong and deep bench of management members around the world, who are proactively working with our distributor leadership and assuring them of the Company's strong financial position and unwavering support for their continued business development."

The Company will host a conference call today at 4:15 p.m. EST. Those who wish to participate in the conference call may telephone 888-335-6674 approximately 15 minutes before 4:15 p.m. EST. If you cannot participate in the call, but wish to hear it, you may login to Natural Health Trends Corp.'s homepage at www.naturalhealthtrendscorp.com and click on either Windows Media or Real Player approximately 1 1/2 hours after the completion of the call.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods that may require further modification; regulatory matters governing our products and network marketing system; our relationship with our majority owned subsidiary operating in Russia and other Eastern European countries; our ability to recruit and maintain key management; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; adverse consequences from audit committee investigation and/or management reorganization; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

                  NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands, Except Share Data)

                                                                               December        September
                                                                               31, 2004         30, 2005
                                                                              ------------    -------------
                                                                                              (Unaudited)
                                   ASSETS
Current assets:
     Cash and cash equivalents                                                    $22,324          $28,324
     Restricted cash                                                                2,395            2,127
     Accounts receivable                                                              209              524
     Inventories, net                                                              13,991           16,918
     Other current assets                                                           2,096            6,352
                                                                              ------------    -------------
Total current assets                                                               41,015           54,245
Property and equipment, net                                                           579            2,171
Goodwill                                                                           14,145           14,145
Intangible assets, net                                                              5,474            4,769
Deferred tax assets                                                                   434              430
Other assets                                                                          458            1,050
                                                                              ------------    -------------
Total assets                                                                      $62,105          $76,810
                                                                              ============    =============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                              $1,344           $2,418
     Income taxes payable                                                           1,797            2,370
     Accrued distributor commissions                                                4,259            5,794
     Other accrued expenses                                                         4,154            7,080
     Deferred revenue                                                               9,551           13,511
     Current portion of debt                                                          796              278
     Other current liabilities                                                      1,595            2,189
                                                                              ------------    -------------
Total current liabilities                                                          23,496           33,640
Debt                                                                                   22               11
                                                                              ------------    -------------
Total liabilities                                                                  23,518           33,651
Commitments and contingencies
Minority interest                                                                     598              736
Mezzanine common stock                                                                960               --
Stockholders' equity:
     Preferred stock, $0.001 par value; 5,000,000 shares authorized; none
         issued and outstanding                                                        --               --
     Common stock, $0.001 par value; 50,000,000 shares authorized,
         6,819,667 and 7,108,867 shares issued and outstanding at December
         31, 2004 and September 30, 2005, respectively                                  7                7
     Additional paid-in capital                                                    64,933           69,428
     Accumulated deficit                                                          (27,799)         (27,044)
     Accumulated other comprehensive income (loss):
         Foreign currency translation adjustment                                     (112)              32
                                                                              ------------    -------------
Total stockholders' equity                                                         37,029           42,423
                                                                              ------------    -------------
Total liabilities and stockholders' equity                                        $62,105          $76,810
                                                                              ============    =============

                  NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In Thousands, Except Per Share Data)

                                                             Three Months Ended         Nine Months Ended
                                                               September 30,               September 30,
                                                           -----------------------    -----------------------
                                                             2004          2005         2004         2005
                                                           ----------    ---------    ---------    ----------
                                                                                         As
                                                                                      Restated
Net sales                                                    $40,482      $58,071      $96,913      $150,789
Cost of sales                                                  8,870       12,984       21,987        33,590
                                                           ----------    ---------    ---------    ----------
Gross profit                                                  31,612       45,087       74,926       117,199
Operating expenses:
     Distributor commissions                                  17,422       29,087       49,745        77,959
     Selling, general and administrative expenses              8,288       15,108       22,450        36,662
                                                           ----------    ---------    ---------    ----------
Total operating expenses                                      25,710       44,195       72,195       114,621
                                                           ----------    ---------    ---------    ----------
Income from operations                                         5,902          892        2,731         2,578
Other expense, net                                               (91)         (88)        (121)         (761)
                                                           ----------    ---------    ---------    ----------
Income before income taxes and minority interest               5,811          804        2,610         1,817
Income tax provision                                            (857)        (610)        (110)         (924)
Minority interest                                                 74          (75)        (457)         (138)
                                                           ----------    ---------    ---------    ----------
Net income                                                    $5,028         $119       $2,043          $755
                                                           ==========    =========    =========    ==========

Income per share:
     Basic                                                     $0.92        $0.02        $0.39         $0.11
                                                           ==========    =========    =========    ==========
     Diluted                                                   $0.75        $0.01        $0.32         $0.09
                                                           ==========    =========    =========    ==========

Weighted-average number of shares outstanding:
     Basic                                                     5,450        6,951        5,189         6,875
                                                           ==========    =========    =========    ==========
     Diluted                                                   6,692        8,418        6,439         8,267
                                                           ==========    =========    =========    ==========